Exhibit 2.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AMERICAN REBEL HOLDINGS, INC.

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, being at least eighteen (18) years of age and acting as the incorporator of the Corporation hereby being formed under and pursuant to the laws of the State of Nevada, does hereby certify that:

Article I - NAME

The exact name of this Corporation is:

AMERICAN REBEL HOLDINGS, INC.

Article II - REGISTERED OFFICE AND RESIDENT AGENT

The registered office and place of business in the State of Tennessee of this Corporation shall be as designated by the Corporation’s Board of Directors from time to time. The registered agent of the Corporation is The Corporate Place, Inc., whose address is 601 E. Charleston Blvd, Ste 100, Las Vegas, Nevada 89104.

Article III - DURATION

The Corporation shall have perpetual existence.

Article IV - PURPOSES

The purpose, object and nature of the business for which this Corporation is organized are:

(a) To engage in any lawful activity, (b) To carry on such business as may be necessary, convenient, or desirable to accomplish the above purposes, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

Article V - POWERS

This corporation is formed pursuant to Chapter 78 of the Nevada Revised Statutes. The powers of the Corporation shall be those powers granted by 78.060 and 78.070 of the Nevada Revised Statutes under which this Corporation is formed. In addition, the Corporation shall have the following specific powers:

(a) To elect or appoint officers and agents of the Corporation and to fix their compensation; (b) To act as an agent for any individual, association, partnership, corporation or other legal entity; (c) To receive, acquire, hold, exercise rights arising out of the ownership or possession thereof, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, association, partnerships, corporations, or governments; (d) To receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the Corporation, but such shares may only be purchased, directly or indirectly, out of earned surplus; (e) To make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

Article VI - CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is (i) 600,000,000 shares of Common Stock of $0.001 par value, and (ii) 10,000,000 shares of Preferred Stock of $0.001 par value, of which; 100,000 are designated as Series A Convertible Preferred Stock, and 250,000 are designated as Series B Convertible Preferred Stock. The authority of the Corporation to issue non-voting convertible and/or non-voting non-convertible preferred shares together with additional classes of shares may be limited by resolution of the Board of Directors of the Corporation. Preferred shares and additional classes of shares may be issued from time to time as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares.

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Series A Preferred Designation

The rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock are as follows:

Section I. Designation and Amount. There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the “Series A – Super Voting Convertible Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting such class shall be 100,000.

Section II. Voting Rights. Holders of the Series A Preferred Stock shall be entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred Stock on all matters presented to the stockholders of the Corporation for stockholder vote which shall vote along with holders of the Corporation’s Common Stock on such matters.

Section III. Redemption Rights. The Series A Preferred Stock is not redeemable by the Corporation.

Section IV. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of the Series A Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Series A Preferred Stock:

(a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock; or

(e) amend the Corporation’s Articles of Incorporation or bylaws

Section V. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Series A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

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Section VI. Definitions. As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Common Stock” means any and all shares of the Corporation’s $0.001 par value common stock.

“Corporation” means American Rebel Holdings, Inc., a Nevada corporation, and its successors.

“Series A Preferred Stock” has the meaning ascribed to it in Section I hereof.

“Holder” means a holder of a share or shares of Series A Preferred Stock as reflected in the stock books of the Corporation.

Series B Preferred Designation

The rights, preferences, restrictions and other matters relating to the Series B Convertible Preferred Stock are as follows:

The number of shares constituting the Series B Convertible Preferred Stock shall be 350,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Convertible Preferred Stock.

1. Designation. The Shares are designated as the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”).

2. Conversion. The holders of the Series B Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each Series B Preferred share shall be convertible into shares of the Company’s Common Stock at a price per share of $0.07 (1 Share converts into 100 shares of Common Stock) (the “Conversion Price”), at the option of the holder thereof, and on or prior to the fifth (5th) day prior to a redemption Date, if any, as may have been fixed in any redemption notice with respect to the Series B Preferred shares, at the office of this Company or any transfer agent for such stock.

(b) Mechanics of Conversion. Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Series B Preferred, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

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(c) No Impairment. This Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred shares against impairment.

(d) Reservation of Stock Issuable Upon Conversion. Following the date hereof, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred shares, in addition to such other remedies as shall be available to the holder of such Series B Preferred shares, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of Incorporation.

(e) Notice. Any notice required by the provisions of this section to be given to the holders of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

3. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Series B Preferred, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

4. Voting Rights. The holder of each Share shall not have any voting rights, except in the case of voting on a change in the preferences of Series B Preferred.

5. Protective Provisions. So long as any Series B Preferred are outstanding, this Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Series B Preferred which is entitled, other than solely by law, to vote with respect to the matter, and which Series B Preferred represents at least a majority of the voting power of the then outstanding Series B Preferred:

(a) alter or change the rights, preferences or privileges of the Series B Preferred so as to affect adversely the Series B Preferred; or

(b) increase the total number of authorized Series B Preferred.

Section 2. Voting Rights of Stockholders. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

Section 3. Consideration for Shares. The Common Stock shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable.

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Section 4. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

Section 5. Reverse Stock Split. Effective on January 20, 2022 (the “Effective Time”), the shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and combined into shares of Common Stock (the “New Common Stock”) such that each forty (40) shares of Old Common Stock shall be reclassified as and combined into one share of New Common Stock. Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock, which is not evenly divisible by 100 shall, with respect to such fractional interest, be entitled to receive one (1) whole share of Common Stock in lieu of a fraction of a share of New Common Stock. Each stock certificate that, immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above. In conjunction with the Reverse Stock Split, no stockholder holding at least a round lot (100 shares) prior to the Reverse Stock Split shall have less than one round lot (100 shares) after the Reverse Stock Split.

Article VII - MANAGEMENT

For the management of the business, and for the conduct of the affairs of the Corporation, and for the future definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders, it is further provided:

Section 1. Size of Board. The initial number of the Board of Directors shall be up to five (5). Thereafter, the number of directors shall be as specified in the Bylaws of the Corporation, and such number may from time to time be increased or decreased in such manner as prescribed by the Bylaws. Directors need not be stockholders.

Section 2. Powers of Board. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized and empowered:

(a) To make, alter, amend, and repeal the Bylaws subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors;

(b) Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to stockholder inspection. No stockholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the stockholders of the Corporation;

(c) To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

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(d) To determine whether any and, if so, what part of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(e) To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(f) To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations.

(g) To designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board;

(h) To provide for the reasonable compensation of its own members by Bylaw, and to fix the terms and conditions upon which such compensation will be paid;

(i) In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the Bylaws of the Corporation.

Section 3. Interested Directors. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that: (1) the interest of each such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have, nonetheless, ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of N.R.S. 78.140 are met.

Section 4. Name and Address. The name and post office address of the Board of Directors which shall consist of three (3) persons who shall hold office until their successors are duly elected and qualified, are as follows:

NAME	ADDRESS
Charles “Andy” Ross, Jr.	718 Thompson Lane, Suite 108-199
Nashville, TN 37204

Doug Grau	718 Thompson Lane, Suite 108-199
Nashville, TN 37204

Corey Lambrecht	718 Thompson Lane, Suite 108-199
Nashville, TN 37204

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Article VIII - PLACE OF MEETING; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Nevada, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

Article IX - AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

Article X – The name and address of the incorporator who signed the original Articles of Incorporation was:

NAME	POST OFFICE ADDRESS

David Estus	601 E. Charleston Blvd, Suite 100
Las Vegas, Nevada 89104

Article XI - LIMITED LIABILITY OF OFFICERS AND DIRECTORS

Except as hereinafter provided, the officers and directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. This limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distributions prohibited by Nevada Revised Statutes Section 78.300.

Article XII – TRANSACTIONS WITH STOCKHOLDERS

Section 1. CONTROL SHARE ACQUISITION EXEMPTION. The Corporation elects not to be governed by the provisions of NRS.§78.378 to NRS.§78.3793 generally known as the “Control Share Acquisition Statute” under the Nevada Business Corporation Law, which contains a provision governing “Acquisition of Controlling Interest.”

Section 2. COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Corporation elects not to be governed by the provisions of NRS §78.411 through NRS §78.444, inclusive, of the Nevada Business Corporation Law.

Article XIII - FORUM SELECTION

Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any present or former director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, (iv) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or these Bylaws (as either may be amended from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine (“Covered Action”) shall be the courts in Clark County in the State of Nevada (or, if the courts in Clark County in the State of Nevada does not have jurisdiction, the federal district court for the District of Nevada). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section. This exclusive forum selection provision will not apply to claims arising under the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

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Article XIV - SEVERABILITY PROVISIONS

If any voting powers, preferences and relative, participating, optional and other special rights of any class or series of capital stock and qualifications, limitations, and restrictions thereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of all classes and series of capital stock and qualifications, limitations and restrictions thereof set forth in these Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of any series or class of capital stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of any class or series of capital stock and qualifications, limitations and restrictions thereof set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of any class or series of capital stock and qualifications, limitations and restrictions thereof unless so expressed herein.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 18th day of January, 2022.

/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

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